                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of Commission Only (Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 InterTAN, Inc.
______________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

                                 InterTAN, Inc.
______________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2), or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       .........................................................................
    2) Aggregate number of securities to which transaction applies:


       .........................................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


       .........................................................................
    4) Proposed maximum aggregate value of transaction:

       .........................................................................
    5) Total fee paid:

       .........................................................................

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:  ______________________________________________
    2)  Form Schedule or Registration Statement No.:___________________________
    3)  Filing Party:__________________________________________________________
    4)  Date Filed:____________________________________________________________

[INTERTAN, INC. LOGO APPEARS HERE]


                                                             September 27, 1996

Dear Fellow Stockholders:

  It is a pleasure to invite you to InterTAN's 1996 Annual Meeting at 10:00 a.m. in the Sunset and Trinity Rooms on the 12th floor of the Fort Worth Club located at 306 West Seventh Street, Fort Worth, Texas, on Tuesday, November 12, 1996. At the meeting, stockholders will vote for the election of two directors, to approve a new stock option plan for key employees, and on such other business as may properly come before the meeting. In addition, you will receive a report on the operations of your company for the 1996 fiscal year and your management will be pleased to answer any of your questions.

  I urge each of you to read the accompanying Proxy Statement and the enclosed 1996 Annual Report, particularly the letters to stockholders included in the Annual Report, which describe the changes in both the financial structure and operating performance of your company that occurred in fiscal 1996.

  Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by completing the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the Board of Directors' recommendations.

  I look forward to seeing you at InterTAN's 1996 Annual Meeting.

                                          Very truly yours,

                                          /S/ JAMES T. NICHOLS

                                          James T. Nichols
                                          President and Chief Executive
                                          Officer

                                INTERTAN, INC.
                          201 MAIN STREET, SUITE 1805
                            FORT WORTH, TEXAS 76102

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 12, 1996

                               ----------------

TO THE HOLDERS OF COMMON STOCK
OF INTERTAN, INC.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of InterTAN, Inc. (the "Company") will be held in the Sunset and Trinity Rooms on the 12th Floor of the Fort Worth Club located at 306 West Seventh Street, Fort Worth, Texas, on Tuesday, November 12, 1996 at 10:00 a.m. (local time) for the following purposes:

  (1)To elect two Class I Directors to serve for a three-year term;

  (2)To vote on a proposal to approve the Company's 1996 Stock Option Plan;
  and

  (3) To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

  The transfer books will not be closed. The date fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on September 16, 1996.

                                          By Order of the Board of Directors

                                          /S/ DAVID S. GOLDBERG

                                          David S. Goldberg
                                          Vice President, Secretary and
                                          General Counsel

Fort Worth, Texas
September 27, 1996

  REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IN THE EVENT YOU DECIDE TO ATTEND THE MEETING, YOU MAY, IF DESIRED, REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                                INTERTAN, INC.
                          201 MAIN STREET, SUITE 1805
                            FORT WORTH, TEXAS 76102

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 12, 1996

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of InterTAN, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held November 12, 1996 at 10:00 a.m. (local time). The date fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on September 16, 1996 (the "Record Date"). The solicitation of the enclosed form of proxy is made by and on behalf of the Board of Directors.

  Copies of this Proxy Statement and the form of proxy are being mailed to stockholders on or about September 27, 1996. A copy of the Company's annual report containing financial statements for the fiscal year ended June 30, 1996 ("Fiscal 1996") is included herewith, but is not to be considered as a part of the proxy solicitation materials.

  The Annual Meeting is called for the following purposes: (i) to elect two Class I Directors to serve for a three-year term; (ii) to vote on a proposal (the "Stock Option Plan Proposal") to approve the Company's 1996 Stock Option Plan; and (iii) to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

  The total number of outstanding shares of the Company's Common Stock as of the Record Date was 11,312,427. The Common Stock is the only class of the Company's stock outstanding, and therefore is the only class entitled to vote at the Annual Meeting, with each share entitling the holder thereof to one vote. A stockholder may revoke a proxy at any time before such proxy is voted by giving written notice of such revocation, or delivering a later dated proxy, to the Secretary of the Company at the address set forth above. A proxy may also be revoked by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

  The presence, either by proxy or in person, of holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the Annual Meeting. Provided a quorum is present, the election of each Class I Director nominee will be by a plurality of the votes cast by the stockholders voting in person or by proxy at the Annual Meeting; the Stock Option Plan Proposal will be approved if an affirmative vote is cast by a majority of the shares of the Company present and voting in person or by proxy at the Annual Meeting.

  A validly executed proxy not marked "Withhold Vote" with respect to the election of the Class I Director nominees or "Against" or "Abstain" with respect to the Stock Option Plan Proposal will be treated as a vote cast in favor of the election of the Class I Director nominees or the Stock Option Plan Proposal, as the case may be. In determining the number of votes cast on a matter, shares abstaining from voting on a matter and shares that are indicated as not being voted on a matter by brokers due to a lack of discretionary authority will not be treated as votes cast with respect to each matter.

PROXY SOLICITATION AND EXPENSE

  The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of this proxy statement and all materials which now accompany or may hereafter supplement it. The solicitation will be undertaken by mail. The Company has engaged Beacon Hill Partners, Inc. to assist with the solicitation of proxies for an estimated fee of $2,750, plus expenses relating to certain proxy forwarding charges. The Company will also supply brokers, fiduciaries, custodians, or similar persons holding stock in their names or in the names of their nominees with such number of proxies, proxy materials and annual reports as they may require for mailing to beneficial owners, and will reimburse them for their expenses in accordance with the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

  Certain directors, officers and employees of the Company, not specifically employed for the purpose, may solicit proxies, without remuneration therefor, by mail, telephone, facsimile transmission, telegraph or personal interview.

                             ELECTION OF DIRECTORS

                                   (ITEM 1)

BOARD OF DIRECTORS

  As provided in the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, the Board of Directors presently consists of eight directors and is divided as evenly as possible into three classes, with one class of directors to be elected at each annual meeting of stockholders to serve for a three-year term. By letter dated August 5, 1996, Mr. Brian H. Christopher, a director of the Company since January 1987, advised the Chairman of his desire to retire from service on the Board of Directors. Mr. Christopher's resignation will be effective upon the conclusion of the Annual Meeting on November 12, 1996. Given Mr. Christopher's intention to resign, in accordance with the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, the Board of Directors authorized, at its regular meeting on September 9, 1996, an increase in the size of the Board of Directors from seven to eight, and duly nominated and elected Mr. Ron G. Stegall to serve as a Class II Director.

  The Board of Directors as of the date hereof consists of two Class I Directors, four Class II Directors, and two Class III Directors. Two Class I Directors are to be elected at the Annual Meeting to hold office for a three-year term to expire at the Annual Meeting of Stockholders in 1999. Messrs. James T. Nichols and Clark A. Johnson, the incumbent Class I Directors, have been nominated for re-election and it is the intention of the persons named in the accompanying form of proxy to vote for their election. Each of Messrs. Nichols and Johnson has indicated his willingness to serve for an ensuing term, but if one or more of such nominees is unable or should decline to serve as a director at or prior to the Annual Meeting, which is not anticipated, it is the intention of the persons named in the proxy to vote for such other persons as they in their discretion shall determine.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company recommends a vote FOR James T. Nichols and Clark A. Johnson as Class I Directors to hold office until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxy a contrary choice.

BOARD OF DIRECTORS AND MANAGEMENT

  The following table sets forth certain information regarding the directors and executive officers of the Company:

             NAME              AGE                   POSITION
             ----              ---                   --------
 James T. Nichols............   53 Director--Class I (Nominee Director-term
                                   expiring at Annual Meeting) and President
                                   and Chief Executive Officer
 Clark A. Johnson............   65 Director--Class I (Nominee Director-term
                                   expiring at Annual Meeting)
 John A. Capstick............   57 Director--Class III (term expiring 1998) and
                                   Chairman of the Board
 Walter F. Loeb..............   71 Director--Class III (term expiring in 1998)
 Brian H. Christopher........   64 Director--Class II (term expiring 1997)
 John H. McDaniel............   78 Director--Class II (term expiring 1997)
 W. Darcy McKeough...........   63 Director--Class II (term expiring 1997)
 Ron G. Stegall..............   49 Director--Class II (term expiring 1997)
 James G. Gingerich..........   45 Senior Vice President and Chief Financial
                                   Officer
 Douglas C. Saunders.........   48 Vice President and Corporate Controller
 David S. Goldberg...........   34 Vice President, Secretary and General
                                   Counsel
 J. Michael Wood.............   53 Vice President--Marketing Services

  JAMES T. NICHOLS has served as the President of the Company since January 1, 1995 and as a director of the Company since February 7, 1995. Since April 1, 1996, Mr. Nichols has served as the Chief Executive Officer of the Company; from January 1, 1995 to April 1, 1996, Mr. Nichols was the Company's Chief Operating Officer. Prior to joining the Company, Mr. Nichols was the Executive Vice President of Retail Operations with the RadioShack division of Tandy Corporation from January 1, 1992 until January 1, 1995. From July 1, 1985 until January 1, 1992, Mr. Nichols was the Senior Vice President USA Retail Operations for Tandy Corporation's RadioShack division. Prior to such time, Mr. Nichols was the Senior Vice President of Tandy International Electronics, Inc., a subsidiary of Tandy Corporation.

  CLARK A. JOHNSON has served as a director of the Company since November 1989, and has been Chairman of the Board and Chief Executive Officer of Pier 1 Imports, Inc. since August 1988. Mr. Johnson also serves as a director of Albertson's Inc., Metro Media International Group, Heritage Media Corporation and Anacomp, Inc.

  JOHN A. CAPSTICK has served as Chairman of the Board of Directors since January 1, 1994 and as a director of the Company since January 1987. Mr. Capstick is presently the Chairman of Anglia Maltings Group in the United Kingdom and a director of Beauford PLC. From January 1, 1995 to April 1, 1996, Mr. Capstick also served as the Company's Chief Executive Officer. On December 31, 1993, Mr. Capstick retired as Group President, Global Accounts Group, of R.R. Donnelley & Sons Company, the position he held since January 1993. From September 1988 to January 1993, Mr. Capstick was President of the International Group of R.R. Donnelley & Sons Company.

  WALTER F. LOEB has served as a director of the Company since January 1993, and has been President of Loeb Associates Inc. and publisher of the Loeb Retail Letter since February 1990. From 1984 to January 1990, Mr. Loeb was Senior Retail Analyst and Principal of Morgan Stanley & Co. Incorporated. Mr. Loeb also serves as a director of Federal Realty Investment Trust, The Wet Seal, Inc., Gymboree Corporation, Mothers Work, Inc. and Performance, Inc.

  BRIAN H. CHRISTOPHER has served as a director of the Company since January 1987, and since 1982 has been Chairman of the Board of ASTEC PLC, an international manufacturer of computer subassemblies and consumer electronic products located in the British Crown Colony of Hong Kong. From 1982 to February 1987 and from February 1990 to April 1990, Mr. Christopher also was Chief Executive Officer of ASTEC PLC.

  JOHN H. MCDANIEL served as Chairman of the Board of Directors of the Company from July 1991 to January 1, 1994, and has served as a director of the Company since July 1986. Mr. McDaniel has been retired since January 1989. From 1980 to January 1989, Mr. McDaniel was Senior Vice President and Controller of Tandy Corporation.

  W. DARCY MCKEOUGH has served as a director of the Company since February 1994. Mr. McKeough has been the chairman of McKeough Investments, Ltd. for over 10 years and serves as a director of The Canadian Imperial Bank of Commerce and other Canadian corporations.

  RON G. STEGALL has served as a director of the Company since September 9, 1996. Mr. Stegall has been the Chief Executive Officer of Arlington Equity Partners, Inc. since February 1992. From September 1987 until December 1991, Mr. Stegall was the Chairman and Chief Executive Officer of BizMart, Inc. Mr. Stegall also serves as a director of O'Sullivan Industries, Inc., Hastings Entertainment Inc., Lil' Things, Inc. and Organized Living, Inc.

  JAMES G. GINGERICH has served as the Senior Vice President and Chief Financial Officer of the Company since February 7, 1995. From May 2, 1994 until February 7, 1995, Mr. Gingerich served as the Vice President, Finance and Administration and Chief Financial Officer of the Company. From August 29, 1994 until November 8, 1994, he also served as the Secretary of the Company. From December 1992 until April 1994, Mr. Gingerich was Vice President of Finance of Irving Tissue Ltd. Prior thereto Mr. Gingerich served as Vice President, Finance and Administration of Electrohome Limited, a Canadian public company, commencing in June 1987.

  DOUGLAS C. SAUNDERS has served as Vice President and Corporate Controller of the Company since March 1993. Mr. Saunders also served as Secretary of the Company from November 8, 1994 until March 1, 1995. From 1980 to March 1993, Mr. Saunders was Managing Tax Partner of the Mississauga, Ontario office of Price Waterhouse.

  DAVID S. GOLDBERG has served as the Vice President, Secretary and General Counsel of the Company since March 1, 1995. From September 1987 until joining the Company, Mr. Goldberg was engaged in the private practice of law in the Fort Worth, Texas office of the international law firm of Haynes and Boone, L.L.P.

  J. MICHAEL WOOD has served as the Vice President-Marketing Services of the Company since March 1, 1995. From November 2, 1990 until joining the Company, Mr. Wood was the Vice President-Advertising of InterTAN Canada Ltd., the Company's Canadian operating subsidiary. Prior to November 1990, Mr. Wood served as the Vice President-Advertising for the RadioShack division of Tandy Corporation.

  Each executive officer is appointed annually by the Board of Directors immediately following the Annual Meeting of Stockholders to serve for the ensuing year, or until his successor is duly appointed.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS; COMPENSATION OF DIRECTORS

  The Board of Directors of the Company held four meetings during Fiscal 1996, each by personal attendance. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he served.

  In accordance with the Amended and Restated Bylaws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, and an Organization and Compensation Committee.

  Messrs. Capstick, Nichols and Johnson are the members of the Executive Committee. Mr. Capstick is the Chairman of such committee. The Executive Committee, during the intervals between meetings of the Board of Directors, has the authority to exercise all the powers of the full Board of Directors, with certain exceptions relating to extraordinary corporate matters. The Executive Committee is available to management to review the

Company's operations, and to act in an emergency or on routine matters when it is impractical to assemble the entire Board of Directors for a meeting. The Executive Committee held one meeting during Fiscal 1996 and acted on two other matters by unanimous written consent.

  Messrs. McKeough, Christopher, Loeb, McDaniel and Stegall, each of whom is a non-employee director, are the members of the Audit Committee. Mr. McKeough is the Chairman of such committee. The functions of the Audit Committee include reviewing the Company's quarterly earnings releases; engagement of the independent accountants; reviewing the scope and timing of the Company's audit and certain non-audit services to be rendered by the independent accountants; reviewing the Company's policies and procedures with respect to internal auditing, accounting and financial controls with the independent accountants; and reviewing the report of the independent accountants upon completion of their audit. The Audit Committee held five meetings during Fiscal 1996, two of which were by telephone conference.

  Messrs. Johnson, Christopher, McDaniel and Stegall, each of whom is a non-employee director, are the members of the Organization and Compensation Committee. Mr. Johnson is the Chairman of such committee. The principal functions of the committee are reviewing and making recommendations to the Board of Directors concerning compensation plans, including the granting of stock options to executive officers and other personnel; appointments and promotions to official positions; reviewing corporate structure and making recommendations to the Board as to alterations thereof; and making recommendations to the Board of Directors with respect to any candidate for director of the Company, compensation of Board members, and assignments of directors to committees of the Board of Directors. The Organization and Compensation Committee met twice during Fiscal 1996 and acted on three other matters by unanimous written consent. To be considered by the committee, stockholders who wish to suggest nominees for election to the Board of Directors at the 1997 Annual Meeting should submit their suggestions in writing no later than June 1, 1997 to the Secretary of the Company.

  A director who is an employee of the Company is not compensated for service as a member of the Board of Directors or any committee of the Board. In Fiscal 1996, non-employee directors received cash compensation consisting of an annual retainer of $20,000, payable quarterly, plus $2,000 for each Board of Directors meeting personally attended and $500 for each meeting of the Board of Directors conducted by telephone conference call. In addition, board members personally attending committee meetings not held in conjunction with a board meeting receive $1,000 per committee meeting. If the committee meeting is conducted by telephone conference call, the compensation is $500. The Chairman of the Board is paid an additional fee of $50,000 per year for services rendered to the Company. As stated above, in Fiscal 1996 there were four board meetings where directors were in personal attendance. The Board of Directors acted on one matter by unanimous written consent. There were four committee meetings not held in conjunction with a board meeting, each where committee members were in attendance either in person or by telephone. Expenses of attendance at board and committee meetings are paid by the Company.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES BY EXECUTIVE OFFICERS AND DIRECTORS

  Except as otherwise noted below, the following table sets forth, as of August 31, 1996, information with respect to the beneficial ownership of Common Stock by the Company's directors, the Chief Executive Officer, each of the Company's four other most highly compensated executive officers, and all present directors and executive officers as a group.

                                        AGGREGATE NUMBER OF
                                              SHARES             PERCENT OF
NAME                                   BENEFICIALLY OWNED(1) OUTSTANDING SHARES
- ----                                   --------------------- ------------------
John A. Capstick......................         32,322                  *
Brian H. Christopher..................         25,000                  *
Clark A. Johnson......................         28,500                  *
Walter F. Loeb........................         25,000                  *
John H. McDaniel......................         32,000                  *
W. Darcy McKeough.....................         30,000                  *
Ron G. Stegall........................         27,000(2)               *
James T. Nichols......................         83,015                  *
James G. Gingerich....................         24,932                  *
David S. Goldberg.....................          1,629                  *
Douglas C. Saunders...................         17,331                  *
J. Michael Wood.......................         15,850                  *
All Directors and Executive Officers
as a Group (12 persons)...............        342,579(3)            3.05%

- --------
* less than 1% of issued and outstanding shares of Common Stock.

(1) The number of shares of Common Stock beneficially owned by Messrs. Capstick, Christopher, Johnson, Loeb, McDaniel, McKeough, Nichols, Gingerich, Goldberg, Saunders and Wood include 25,000, 25,000, 25,000, 25,000, 25,000, 25,000, 33,333, 14,333, 833, 8,999 and 9,000 shares, respectively, or 216,498 shares in the aggregate, which such persons have a right to acquire within 60 days after August 31, 1996 pursuant to certain stock options. The number of shares beneficially held by Messrs. Nichols, Gingerich, Goldberg, Saunders and Wood include 15,439, 3,734, 386, 2,218 and 2,719 shares, respectively, indirectly held pursuant to the Company's Employee Stock Purchase Program. The number of shares beneficially owned by Mr. Nichols also include 1,315 shares held indirectly under the Company's 401(k) plan.
(2) The number of shares of Common Stock beneficially owned by Mr. Stegall include 25,000 shares which he has a right to acquire within 60 days of September 9, 1996, the date of Mr. Stegall's election to the Board of Directors, pursuant to a stock option granted to him on such date.
(3) Includes all shares beneficially owned by Mr. Stegall.

PRINCIPAL STOCKHOLDERS

  The Company, based upon information available to it, including from its review of public filings with the Securities and Exchange Commission, knows of no person who was the beneficial owner, as of August 31, 1996, of more than five percent (5%) of its issued and outstanding Common Stock on such date other than as set forth in the following table:

                                             NUMBER OF SHARES
NAME AND ADDRESS                            BENEFICIALLY OWNED* PERCENT OF CLASS
- ----------------                            ------------------- ----------------
Trans World Electronics, Inc...............      1,449,007(1)        11.41%(1)
1800 One Tandy Center
Fort Worth, TX 76102
River Road International L.P...............      1,404,588(2)        11.10%(2)
99 River Road
Cos Cob, CT 06870
Pioneering Management Corporation..........      1,000,000(3)         8.89%
60 State Street
Boston, MA 02109
The TCW Group, Inc.........................        903,800(4)         8.03%
865 Figueroa Street
Los Angeles, CA 90017
CL Capital Management, Inc.................        831,100            7.39%
6201 Powers Ferry Road, NW
Atlanta, GA 30339
Brinson Partners, Inc......................        765,360(5)         6.80%
209 South LaSalle
Chicago, IL 60604
Shufro, Rose & Ehrman......................        746,000(6)         6.63%
745 Fifth Avenue
New York, NY 10151

- --------
* Unless indicated otherwise in the notes below, according to public filings made by such beneficial owners, each beneficial owner has the sole voting and dispositive power with respect to the indicated shares.
(1) Immediately exercisable warrants to acquire up to 1,449,007 shares of Common Stock; Trans World Electronics, Inc. is a wholly-owned subsidiary of Tandy Corporation; percentage calculation assumes the full exercise of warrants and the resulting increase in outstanding shares.
(2) River Road International, L.P., River Road Capital Management, River Road Partners, and Mr. S. Donald Sussman share voting and dispositive power over such shares; assumes the conversion of Cdn$11,830,000 (approximately US$8,643,000 at the August 31, 1996 exchange rate) principal amount of the Company's convertible subordinated debentures into Common Stock; percentage calculation assumes the full exercise of debentures owned by the named beneficial holder only and the resulting increase in outstanding shares.
(3) According to Amendment No. 1 to Schedule 13G dated January 26, 1996, Pioneering Management Corporation has sole voting and shared dispositive powers regarding such shares.
(4) According to Amendment No. 2 to Schedule 13G dated February 12, 1996, Mr. Robert Day, an individual, may be deemed to control The TCW Group, Inc.
(5) According to Amendment No. 3 to Schedule 13G dated February 9, 1996, Brinson Partners, Inc. ("BPI"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA"), and Swiss Bank Corporation ("SBC") share voting and dispositive power over the 765,360 shares. Brinson Trust Company ("BTC") shares voting and dispositive power only as to 206,774 shares. BTC is a wholly-owned subsidiary of BPI. BPI is a wholly-owned subsidiary of BHI, which in turn is a wholly-owned subsidiary of SBCUSA. SBCUSA is a wholly-owned subsidiary of SBC.
(6) According to Schedule 13G dated February 14, 1996, sole voting power only as to 35,800 of such shares.

                            EXECUTIVE COMPENSATION

  The following table sets forth the total annual compensation paid, payable, or accrued by the Company during Fiscal 1996 and the two preceding fiscal years to or for the account of the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers, and Mr. John Capstick, who served as an executive officer during Fiscal 1996. Information set forth in the Summary Compensation Table below under the heading "Options/SARs" refers to stock options underlying shares of Common Stock. The Company has never granted any stock appreciation rights ("SARs"). Certain of the Company's executive officers' compensation during the subject years was paid in Canadian dollars or a combination of Canadian and U.S. dollars. All amounts presented are in U.S. dollars based on the average exchange rate for the given fiscal year.

                          SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                 -------------------------------- -------------------------------
                                                                              SECURITIES
                                                   OTHER ANNUAL   RESTRICTED  UNDERLYING   LTIP      ALL OTHER
   NAME AND PRINCIPAL     FISCAL SALARY  BONUS(1) COMPENSATION(2)   STOCK    OPTIONS/SARS PAYOUTS COMPENSATION(3)
        POSITION           YEAR    ($)     ($)          ($)       AWARDS ($)    (#SHS)      ($)         ($)
   ------------------     ------ ------- -------- --------------- ---------- ------------ ------- ---------------
James T. Nichols (4)....   1996  447,082 189,000      12,606          --       100,000       --       137,865
(President and Chief       1995  230,000  94,500       4,000          --       100,000       --        84,316
Executive Officer)         1994       --      --          --          --            --       --            --
John A. Capstick (5)....   1996  150,000  50,000      17,500          --            --       --         4,373
(Chairman of the Board     1995  100,000      --      35,000          --            --       --            --
and former Chief           1994       --      --      45,000          --        25,000       --            --
Executive Officer)
James G. Gingerich (6)..   1996  165,000  39,000       8,000          --         7,500       --        19,254
(Senior Vice President     1995  117,545  48,706       4,094          --         3,000       --         5,955
and Chief Financial        1994   16,123      --          --          --        20,000       --            --
Officer)
Douglas C. Saunders.....   1996  130,000  25,000       8,000          --         5,000       --        13,674
(Vice President and        1995   93,925  36,457      27,812          --         3,000       --         6,517
Corporate Controller)      1994   90,355  36,140       2,817          --        12,000       --         2,641
David S. Goldberg (7)...   1996  100,000   7,560       8,000          --         5,000       --         5,626
(Vice President,           1995   34,615   4,824       2,423          --         2,500       --           195
Secretary and              1994       --      --          --          --            --       --            --
General Counsel)
J. Michael Wood.........   1996  100,000  20,985      15,337          --         3,000       --        51,556
(Vice President--          1995   70,000  61,055      61,319          --         2,000       --        40,625
Marketing Services)        1994       --      --          --          --            --       --            --

- -------
(1) All bonus awards are paid in cash; estimated bonus amounts are accrued at fiscal year end and typically paid in August. Bonus amounts for Messrs. Nichols, Gingerich, Goldberg and Wood include the Company's matching contribution to the Employee Stock Purchase Program of $14,000, $1,500, $60, and $1,400, respectively. Mr. Wood's bonus amount also includes $2,085 representing the Company's matching contribution under its 401(k) plan.
(2) Amounts consist of the following: for Mr. Nichols in Fiscal 1996, $8,331 as a car allowance and $4,275 representing monthly dues at a country club, and in Fiscal 1995, $4,000 as a car allowance for the period from January 1, 1995 through June 30, 1995; for Mr. Capstick in fiscal years 1996, 1995, and 1994, director's fee and chairman's fee for the period April 1, 1996 through June 30, 1996, director's fee and chairman's fee for the period July 1, 1994 through December 31, 1994, director's fee and chairman's fee for the period January 1, 1994 through June 30, 1994, respectively; for Mr. Gingerich in Fiscal 1996, $8,000 as a car allowance and in Fiscal 1995, $4,094 as a car allowance; for Mr. Saunders in Fiscal 1996, $8,000 as a car allowance and in Fiscal 1995, $9,679 as a car allowance, and in Fiscal Year 1994, $2,817 as a car allowance; additionally, in Fiscal 1995 a discretionary bonus of Cdn$25,000 (US$18,132.50) for service relating to the European closedown; for Mr. Goldberg, in Fiscal 1996, $8,000 as a car allowance and in Fiscal 1995, $2,423 as a car allowance; and for Mr. Wood in Fiscal 1996, $8,000 as a car allowance and $7,337 as a tax equalization reimbursement for personal income taxes payable in Canada and in Fiscal 1995, $6,227 as a car allowance, $9,604 as a cost of living adjustment, $11,662 as a housing allowance, and $33,826 as a tax equalization reimbursement for personal income taxes payable in the United States (all such tax payments being made on a calendar year, rather than fiscal year, basis). "Other Annual Compensation" is intended to cover forms of annual compensation not properly categorized as salary or bonus, including perquisites. Other than as described above, no named executive received such compensation or perquisites which exceeded a threshold level for disclosure purposes.
(3) Amounts for Fiscal 1996 consist of the following: $81,283 was accrued by the Company for salary continuation payments under the Nichols Employment Contract (accrual based upon maximum annual amount payable thereunder divided into equal monthly amounts) (see "Employment Contracts--James T. Nichols" below), $36,800 representing the Company's matching contribution to the Employee Stock Purchase Program, and $2,832 and $8,019 representing premiums paid, respectively, on a term life and long-term disability insurance policy; for Mr. Capstick, $2,000 representing the Company's matching contribution to the Employee Stock Purchase Program, and $2,373 representing premiums paid on a term life insurance policy; for Mr. Gingerich, $6,600 representing the Company's matching contribution to the Employee Stock Purchase Program, and $1,439 and $2,284 representing premiums paid, respectively, on a term life and long-term disability insurance policy; for Mr. Saunders, $5,200 representing the Company's matching contribution to the Employee Stock Purchase Program, and $3,504 and $1,070 representing premiums paid, respectively, on a term life and long-term disability insurance policy; for Mr. Goldberg, $1,231 representing the Company's matching contribution to the Employee Stock Purchase Program, and $405 and $990 representing premiums paid, respectively, on a term life and long-term disability insurance policy; and for Mr. Wood, $8,000 representing the Company's matching contribution to the Employee Stock Purchase Program, $1,455 and $1,524 representing premiums paid, respectively, on a term life and long-term disability insurance policy, and $37,577 representing salary continuation accrual under the Company's Deferred Compensation Plan. Amounts also include Company matching contributions for Messrs. Nichols, Gingerich, Saunders, Goldberg and Wood of $8,931, $8,931, $3,900, $3,000, and $3,000,
    respectively, under the Company's 401(k) plan, which is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code.
(4) Mr. Nichols began employment with the Company on January 1, 1995; Fiscal 1995 amounts reflect prorated annual figures.
(5) Mr. Capstick served as Chief Executive Officer from January 1, 1995 through March 31, 1996.
(6) Mr. Gingerich began employment with the Company on May 2, 1994; Fiscal 1994 amounts reflect prorated annual figures.
(7) Mr. Goldberg began employment with the Company on March 1, 1995; Fiscal 1995 amounts reflect prorated annual figures.

  The following table sets forth information relating to stock options granted to the individuals listed in the Summary Compensation Table during Fiscal 1996, together with related information. No SARs were granted by the Company in Fiscal 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL
                                                                        REALIZABLE VALUE
                                                                       AT ASSUMED ANNUAL
                                                                         RATES OF STOCK
                                                                       PRICE APPRECIATION
                                                                           FOR OPTION
                                 INDIVIDUAL GRANTS                          TERM*(2)
                         ----------------------------------            ------------------
                          SECURITIES   % OF TOTAL
                          UNDERLYING  OPTIONS/SARS EXERCISE
                         OPTIONS/SARS  GRANTED TO  OR BASE
                          GRANTED(1)  EMPLOYEES IN  PRICE   EXPIRATION
          NAME              (#SHS)    FISCAL YEAR   ($/SH)     DATE    5%($)(3) 10%($)(4)
          ----           ------------ ------------ -------- ---------- -------- ---------
James T. Nichols........   100,000       47.62      7.3125     2/1/06  459,750  1,165,750
John A. Capstick........        --          --          --         --       --         --
James G. Gingerich......     7,500        3.57       7.875   11/13/05   37,162     94,162
David S. Goldberg.......     5,000        2.38       7.875   11/13/05   24,775     62,775
Douglas C. Saunders.....     5,000        2.38       7.875   11/13/05   24,775     62,775
J. Michael Wood.........     3,000        1.43       7.875   11/13/05   14,865     37,665

- --------
  *The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company. The gains reflect a future value based upon growth, compounded annually during the 10-year option period, at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Consequently, the potential realizable value has not been discounted to present value.

  It is important to note that options have value to the listed executives and to all option recipients only if the stock price advances beyond the exercise price shown in the table during the effective option period.

(1) Options become exercisable, on a cumulative basis, in annual installments of one-third of the total amount awarded beginning one year after the date of grant.

(2) Assumes a rate of return based upon annually compounded values at the beginning of each period.

(3) In order to realize these aggregate amounts, the price per share of Common Stock would be $11.91 for the grant of 100,000 options to Mr. Nichols and $12.83 for the options granted to Messrs. Gingerich, Goldberg, Saunders, and Wood.

(4) In order to realize these aggregate amounts, the price per share of Common Stock would be $18.97 for the grant of 100,000 options to Mr. Nichols and $20.43 for the options granted to Messrs. Gingerich, Goldberg, Saunders, and Wood.

  The following table provides information relating to the exercise of stock options by the individuals listed in the Summary Compensation Table during Fiscal 1996, together with related information, and the number and value of exercisable and unexercisable options held by such individuals at June 30, 1996. The Company has never granted any SARs.

                      AGGREGATED OPTION/SAR EXERCISES IN
                     LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                     VALUE OF
                                                      SECURITIES    UNEXERCISED
                                                      UNDERLYING   IN-THE-MONEY
                                SHARES               UNEXERCISED   OPTIONS/SARS
                               ACQUIRED              OPTIONS/SARS    AT FY-END
                                  ON                AT FY-END (#)     ($)(1)
                               EXERCISE    VALUE     EXERCISABLE/  EXERCISABLE/
             NAME                (#)    REALIZED($) UNEXERCISABLE  UNEXERCISABLE
             ----              -------- ----------- -------------- -------------
James T. Nichols..............    --         --     33,333/166,667        0/0
John A. Capstick..............    --         --           25,000/0        0/0
James G. Gingerich............    --         --      14,333/16,167        0/0
David S. Goldberg.............    --         --          833/6,667        0/0
Douglas C. Saunders...........    --         --       8,999/11,001    587/293
J. Michael Wood...............    --         --        9,000/8,500    587/293

- --------
(1) For purposes of determining whether an option was "In-the-Money," this table uses the June 28, 1996 closing share price on the New York Stock Exchange for the Company's Common Stock of $5.75. Computed as the difference between the respective option exercise prices and $5.75.

                             EMPLOYMENT CONTRACTS

  James T. Nichols. James T. Nichols serves as the President and Chief Executive Officer of the Company. Mr. Nichols and the Company entered into an employment agreement dated as of January 1, 1995 (the "Nichols Employment Contract"). The Nichols Employment Contract commenced on January 1, 1995, and continues through August 31, 1998.

  Pursuant to the Nichols Employment Contract, Mr. Nichols' compensation includes: (i) an annual base salary of $460,000, less an amount calculated annually to reflect the value of certain deferred salary arrangements, such amount not to exceed $35,000 per year; (ii) an annual fixed bonus of $175,000, plus other bonuses as determined by the Board of Directors in its discretion;
(iii) the grant of options to purchase 100,000 shares of Common Stock pursuant to the Company's 1986 Stock Option Plan upon commencement of his employment, plus a further grant of options to purchase 100,000 shares of Common Stock after the completion of the first year of the Nichols Employment Contract;
(iv) the Company's best efforts to obtain for Mr. Nichols life insurance in the amount of $900,000 and long-term disability insurance providing for payment of not less than 60% of his annual base salary and bonus; (v) annual retirement payments ranging from approximately $4,830 if his retirement commences at age 52 and increasing to approximately $110,455 if his retirement commences on or after age 65; and (vi) payment of membership charges and annual dues at a selected country club. Mr. Nichols also receives a car allowance of $750 per month.

  Under the Nichols Employment Contract, the Company may terminate his employment (i) for "Cause" or (ii) upon 30 days' prior written notice to Mr. Nichols, and Mr. Nichols may terminate his employment (iii) if the Company materially breaches its obligations, (iv) upon 30 days' prior written notice to the Company, or (v) for "Good Reason." Termination of Mr. Nichols' employment by the Company without Cause or by Mr. Nichols for Good Reason or because of a material breach by the Company under the Nichols Employment Contract entitles Mr. Nichols to severance payments equal to his base annual salary plus annual bonus through the end of the Nichols Employment Contract term. "Cause" includes willful or gross misconduct on the part of the employee in following legitimate directions of the Board of Directors, extensive absenteeism, or wrongful damage to a material amount of the property of the Company. "Good Reason" includes the Company's moving its principal office outside the Dallas/Fort Worth, Texas metropolitan area without the employee's consent, or a material reduction in the scope or level of the employee's duties or responsibilities.

  In the event of a "Change of Control" of the Company, Mr. Nichols may resign and receive a severance payment consisting of: (i) the amount of his base annual salary plus annual bonus; and (ii) the full vesting of all his holdings of options, warrants and rights to acquire capital stock of the Company. If there were a Change of Control of the Company as of the date of this Proxy Statement, Mr. Nichols would receive lump sum payments in an amount up to $635,000. For purposes of the Nichols Employment Contract, "Change of Control" of the Company occurs: (i) if any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 under the 1934 Act), of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or (ii) if at any time the composition of the Board of Directors changes so that a majority of the directors who were serving at January 1, 1995 no longer constitute a majority of the Board of Directors; provided, however, that no change to the composition of the Board of Directors shall be deemed to occur as a result of any new director who was elected or recommended by a majority of the Board of Directors who were serving as of January 1, 1995.

  John A. Capstick. John A. Capstick served as the Chief Executive Officer of the Company from January 1, 1995 to April 1, 1996. Mr. Capstick and the Company entered into an employment agreement dated February 20, 1995 (the "Capstick Employment Contract"). The term of the Capstick Employment Contract was one year, commencing January 1, 1995 and ending December 31, 1995. On November 14, 1995, the Organization and Compensation Committee extended the expiration date of the Capstick Employment Contract to March 31, 1996. Pursuant to the Capstick Employment Contract, Mr. Capstick received an annual base salary of $200,000. The Company also agreed to reimburse Mr. Capstick for certain costs regarding his relocation from the United States to the United Kingdom.

  James G. Gingerich. James G. Gingerich serves as the Senior Vice President and Chief Financial Officer of the Company. Mr. Gingerich and the Company entered into an employment agreement dated as of March 1, 1995 (the "Gingerich Employment Contract"). Pursuant to the Gingerich Employment Contract, Mr. Gingerich's compensation included: (i) during the period from March 1, 1995, through April 30, 1995, an annual base salary of Cdn$145,000 and base bonus of Cdn$60,000; and (ii) during the period from May 1, 1995, through June 30, 1996, an annual base salary of US$165,000 and base bonus of US$75,000. The bonus payable for Fiscal 1995 was subject to increase or decrease of up to 50% of the base commensurate with the Company's actual operating income compared to its budget. The bonus payable for Fiscal 1996 and subsequent years is to reflect a predetermined formula approved by the Board of Directors. Mr. Gingerich also receives a car allowance of approximately $750 per month. In addition, the Company agreed to reimburse Mr. Gingerich for his reasonable expenses regarding his relocation from Canada to Texas.

  If the Company terminates Mr. Gingerich's employment other than for "Cause" or if Mr. Gingerich terminates his employment for "Good Reason" (each as defined above), Mr. Gingerich is entitled to a severance payment. If such termination occurs: (i) during calendar year 1995, the severance payment was equal to six months of base pay and base bonus; (ii) during calendar year 1996, the severance payment will equal seven months of base pay and base bonus; and (iii) during a year subsequent to 1996, his severance payment will equal the amount outlined in clause (ii), plus a sum of additional month(s) base salary and bonus equal to the number of years subsequent to 1996 after which the termination occurs, up to a maximum of 12 months base salary and base bonus.

  If one person becomes the beneficial owner of over 40% of the voting power of the Company ("40% Acquisition"), Mr. Gingerich will receive the maximum severance amount if he resigns within six months of the 40% Acquisition or if his employment is terminated other than for Cause after the 40% Acquisition, and all of Mr. Gingerich's options to acquire Company Common Stock will fully vest. If there were an 40% Acquisition as of the date of this Proxy Statement, Mr. Gingerich could receive maximum lump sum payments in the aggregate amount of $260,000.

  Douglas C. Saunders. Douglas C. Saunders serves as a Vice President and the Corporate Controller of the Company. Mr. Saunders and the Company entered into an employment agreement dated as of March 10, 1995 (the "Saunders Employment Contract"). Pursuant to the Saunders Employment Contract, Mr. Saunders' compensation included: (i) during the period from March 10, 1995, through June 30, 1995, an annual base salary of Cdn$125,000 and base bonus of Cdn$50,000; and (ii) during the period from July 1, 1995, through June 30, 1996, a base salary of US$130,000 and base bonus of US$50,000. The bonus payable for Fiscal 1995 was subject to increase or decrease of up to 50% of the base commensurate with the Company's actual operating income compared to its budget. The bonus payable for Fiscal 1996 and subsequent years is to reflect a predetermined formula approved by the Board of Directors. Mr. Saunders also receives a car allowance of approximately $750 per month. The Company also agreed to reimburse Mr. Saunders for his reasonable expenses regarding his relocation from Canada to Texas.

  If the Company terminates Mr. Saunders' employment other than for "Cause" or if Mr. Saunders terminates his employment for "Good Reason" (each as defined above), Mr. Saunders is entitled to a severance payment. If such termination occurs: (i) during calendar year 1995, the severance payment was equal to six months of base pay and base bonus; (ii) during calendar year 1996, the severance payment will equal seven months of base pay and base bonus; (iii) during a year subsequent to 1996, his severance payment will equal the amount outlined in clause (ii), plus a sum of additional month(s) base salary and bonus equal to the number of years subsequent to 1996 after which the termination occurs, up to a maximum of nine months base salary and base bonus.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This report discusses the actions of the Company's Organization and Compensation Committee (herein, the "Compensation Committee") regarding compensation paid to executive officers in Fiscal 1996. In writing this report, the Compensation Committee has tried to provide stockholders with a better understanding of the Company's executive compensation program, its basic provisions, the purpose of such program, and how it is administered.

  The role of the Compensation Committee is described under "Meetings and Committees of the Board of Directors; Compensation of Directors." In carrying out its responsibilities, the Compensation Committee from time to time reviews the executive compensation programs and policies of the Company's competitors in the retailing and consumer electronics industries to determine whether the Company's plans and practices are competitive and appropriate based on the Company's performance and compensation philosophy.

COMPENSATION PHILOSOPHY

  The Compensation Committee believes that the primary objective of the Company's compensation program should be to maximize stockholder value over time. To accomplish this objective, the Company has adopted a comprehensive business strategy. The overall goal of the Compensation Committee is to develop executive compensation policies and practices which are consistent with and linked to the Company's strategic business objectives. More particularly, the Compensation Committee believes this overall goal can be primarily accomplished by linking the financial interests of the Company's management to the financial interests of the stockholders of the Company. The Company's compensation program is designed to achieve the overall goal by (i) motivating executive officers toward effective long-term management of the Company through prudent use of equity-based programs that focus management attention on increasing long-term stockholder value, (ii) rewarding effective management of the Company's operations through annual performance incentives tied to increased performance levels of the Company, (iii) placing at risk a portion of an executive officer's total compensation, and (iv) providing executive officers with competitive compensation opportunities as measured against industry norms in order to motivate, attract and retain key executive officers. The long-term and at-risk pay focus, orientation towards the use of equity-based compensation, and compensation competitiveness are the general principles to which the Compensation Committee adheres in the structuring of the compensation packages of executive officers. However, the Compensation Committee does not follow the principles in a mechanical fashion; rather, the Compensation Committee uses its experience and independent judgment in determining the compensation mix for each individual. The Compensation Committee believes that current compensation practices and levels meet the principles described herein.

  As discussed below in more detail, aside from certain benefits and "All Other Compensation" (which are reported as required in the tables preceding this report), an executive officer's total compensation package is comprised of three components: (i) base salary, (ii) annual performance incentives (i.e., bonuses), and (iii) long-term performance incentives (i.e., stock options).

  Base Salary. Base salaries for the Company's executive officers are generally determined with reference to, and so as to fall within the competitive range of, compensation paid to executives in similar positions at comparable companies in the retailing and consumer electronics industries, and with a view to setting a base salary at a sufficient level so as to provide proper motivation for long-term performance. Base salaries are reviewed annually by the Compensation Committee. Base salary adjustments are based on the Company's performance, the performance of the executive's business unit, the executive's performance, time in job, level of pay, competitive compensation, and other factors.

  For Fiscal 1997, Mr. Nichols' salary will be determined in accordance with the Nichols Employment Contract; the base salaries of Messrs. Gingerich, Saunders, Goldberg and Wood have been set at $175,000, $135,000, $115,000 and $100,000, respectively.

  Annual Performance Incentives. With respect to the Fiscal 1996 payments, except for Mr. Nichols, the amount of annual incentive compensation paid to the executive officers was calculated using a formula reflecting consolidated growth in sales, operating income and pre-tax income. The maximum and minimum bonus is set at 200% and 50% of the bonus base, respectively. Mr. Nichols' bonus, as described in the Nichols Employment Contract, is fixed at $175,000 per year.

  In determining the amount of the annual incentive compensation which will be paid to the executive officers in Fiscal 1997, Messrs. Gingerich, Saunders, Goldberg and Wood have been assigned bases of $85,000, $55,000, $25,000 and $35,000, respectively. Mr. Nichols' bonus is fixed at $175,000 per year. In May 1996, and in a further effort to better achieve the Company's compensation objectives, the Compensation Committee modified its basis for awarding annual incentives to executive officers for Fiscal 1997. The calculation formula for Fiscal 1997 reflects a weighted average of the operating performance of each of the Company's operating subsidiaries in Fiscal 1997. This change was made to better align executive officers' incentives with the performance of each of the subsidiaries. The Compensation Committee reserves the right to grant discretionary bonuses based upon subjective evaluation of each executive officer's individual performance.

  Long-Term Performance Incentives. The form of long-term incentives currently utilized by the Company for executive officers is stock options. The number of stock options granted to an executive is determined by the Compensation Committee after consultation with management. Factors which influence decisions regarding the size of the grant to a particular executive officer include tenure with the Company, history of past grants, time in current job and level of, or significant changes in, responsibility, and the past and potential future contribution of the executive to the achievement of Company objectives. These subjective criteria are used for determining grants to all executive officers. Stock options previously have been granted under the provisions of the Company's 1986 Stock Option Plan and provide the basis for aligning the financial interests of the Company's executive officers with the long-term financial interests of the stockholders of the Company. Stock options are granted with an exercise price not less than the fair market value of the Company's Common Stock on the date of such grant, generally vest over three years and provide value to the recipient only when the price of the Common Stock increases above the option exercise price. The Compensation Committee believes that stock options provide executives with the opportunity to acquire an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. See (Item 2) below "Proposal to Approve the InterTAN, Inc. 1996 Stock Option Plan."

CEO COMPENSATION

  The compensation of Mr. Capstick, the former Chief Executive Officer of the Company, was paid pursuant to the Capstick Employment Contract, which is described above. The compensation of Mr. Nichols, the President and current Chief Executive Officer of the Company, is paid pursuant to the Nichols Employment Contract, which is described above. Both the Capstick Employment Contract and the Nichols Employment Contract were negotiated by the Company and Mr. Capstick or Mr. Nichols, as the case may be. Each agreement was considered by the Compensation Committee to be necessary to induce Messrs. Capstick and Nichols to serve the Company and to motivate them to accept the challenges presented by the Company's situation as it proceeds to implement new strategic initiatives designed to enhance the Company's opportunities for future growth and improving its operational and financial performance. In determining Mr. Nichols' compensation, the Compensation Committee also considered, among other things, Mr. Nichols' prior international experience in InterTAN countries while such retail operations were owned by Tandy Corporation.

SUMMARY

  The Compensation Committee believes the executive compensation policies and programs described above serve the interests of the stockholders and the Company. Compensation delivered to executives is intended to be linked to, and commensurate with, Company performance and with stockholder expectations. The Compensation Committee cautions that the practice and the performance results of the compensation philosophy described herein should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, stockholder expectations.

                                     The Organization and Compensation
                                      Committee

                                          Clark A. Johnson, Chairman
                                          Brian H. Christopher
                                          John H. McDaniel
                                          Ron G. Stegall

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company is composed entirely of the four non-employee directors named as signatories to the above Compensation Committee report. During Fiscal 1996, no member of the Compensation Committee (nor any of their respective family members) was a party to any transaction with the Company exceeding $60,000. Mr. McDaniel served as the Chairman of the Board of Directors of the Company from July 1991 to January 1994.

                     STOCKHOLDER RETURN PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total returns of the Company's Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's Retail Stores-Specialty Index. The graph reflects the assumption of $100 invested on June 30, 1991 in the Common Stock and each of the indices, reinvestment of all dividends, and successive fiscal years ending June 30.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                   FOR FIVE YEAR PERIOD ENDING JUNE 30, 1996


                                                   1991 1992 1993 1994 1995 1996
                                                   ---- ---- ---- ---- ---- ----
InterTAN, Inc..................................... $100  67   38   24   33   26
S&P 500........................................... $100 113  129  131  165  208
S&P Retail Stores--Specialty...................... $100 122  152  148  146  179

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  There were no transactions with the Company during Fiscal 1996, nor are there any proposed transactions with the Company, exceeding $60,000 to which any director or executive officer of the Company or any of their family members were a party.

  Tandy Corporation ("Tandy") performed certain services during Fiscal 1996 for the Company, principally computer services and stockholder services. The Company paid its pro rata share of the cost of these operations, plus an additional negotiated fee. In Fiscal 1996, the Company paid approximately $7,600, in the aggregate, for these services. It is the opinion of management that the amounts charged in each of the above transactions are at least as favorable as those which might have been made by unrelated third parties.

  During Fiscal 1996, the Company purchased approximately $95,144,000 of merchandise from Tandy, its divisions or subsidiaries; such amount includes all commissions paid to A&A International, Inc. ("A&A"), a subsidiary of Tandy, which serves as the Company's purchasing agent for product purchases in the Far East. The Company paid fees to A&A during Fiscal 1996 of approximately $785,000 for purchase and export services. As of August 31, 1996, the Company was indebted to Trans World Electronics, Inc., a subsidiary of Tandy, in the amount of approximately $27,832,000 under the terms of a secured loan agreement. During Fiscal 1996, the Company paid Trans World Electronics, Inc. approximately $21,230,000, representing principal repayment and accrued interest thereon, under the secured loan agreement. Additionally, pursuant to the Company's credit agreement with its bank syndicate, the Company and Tandy have entered into an inventory repurchase agreement under which, in the event of the Company's default under the credit agreement, Tandy could be required to purchase certain of the Company's inventory pursuant to a predetermined formula in an amount sufficient to satisfy indebtedness owing by the Company under the credit agreement. The inventory repurchase agreement has been assigned to the bank syndicate to secure the credit agreement. During Fiscal 1996, the Company also paid Tandy approximately $1,260,000 as a royalty under the license agreements for the use of certain trade names and approximately $410,000 as a license fee under an advertising agreement for the use of certain trade marks and service marks owned by Tandy.

CERTAIN BUSINESS RELATIONSHIPS

  Mr. McKeough is a director of The Canadian Imperial Bank of Commerce. The Canadian Imperial Bank of Commerce is a member of the bank syndicate, as well as the agent bank for the syndicate, that provides a credit facility in an aggregate principal amount of Cdn$60 million to the Company. As of June 30, 1996, the credit facility was still in place. The Company primarily uses this credit facility to secure letters of credit on product orders and as a source of funds for short-term borrowings. It is the belief of management that the terms negotiated by the Company with the bank syndicate are at least as favorable as those which might have been obtainable from other lenders.

         PROPOSAL TO APPROVE THE INTERTAN, INC. 1996 STOCK OPTION PLAN

                                   (ITEM 2)

  On May 22, 1996, the Board of Directors unanimously adopted the InterTAN, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan"). On September 9, 1996, the Board of Directors unanimously approved certain modifications to the 1996 Stock Option Plan designed to conform it to the new rules under Section 16 of the Securities Exchange Act of 1934 promulgated, in final form, by the Securities and Exchange Commission on May 31, 1996. The 1996 Stock Option Plan is subject to approval by the Company's stockholders and will be voted on at the Annual Meeting. The terms and conditions of the 1996 Stock Option Plan are substantially similar to those of the Company's 1986 Stock Option Plan (the "1986 Stock Option Plan"). Because no options can be granted under the 1986 Stock Option Plan after 10 years from the date of its adoption (i.e., after September 1996), the Board of Directors adopted the 1996 Stock Option Plan in order to reserve shares of Common Stock for subsequent issuance upon the future exercise of any incentive stock options and nonstatutory stock options granted to officers and key employees of the Company and its subsidiaries. As of the date of this Proxy Statement, no options have been granted under the 1996 Stock Option Plan. The following summary of the 1996 Stock Option Plan is qualified in its entirety by reference to the full text of the 1996 Stock Option Plan which is attached hereto as Exhibit A.

SUMMARY DESCRIPTION OF THE 1996 STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan provides incentive stock options and nonstatutory stock options exercisable for shares of Common Stock that may be granted to executive officers and key employees of the Company or its subsidiaries. Presently there are approximately 5 executive officers and up to 40 key employees who may be eligible to receive grants of options under the 1996 Stock Option Plan. Non-employee directors of the Company will not be eligible to be granted options under the 1996 Stock Option Plan.

  The Company will reserve 1,500,000 shares of Common Stock for issuance under the 1996 Stock Option Plan. Shares issuable upon the exercise of options granted under the 1996 Stock Option Plan may be either authorized and unissued Common Stock, or issued Common Stock reacquired by the Company and held in treasury. The 1996 Stock Option Plan will be administered by the Organization and Compensation Committee.

  The term of any incentive stock option will not exceed 10 years and nonstatutory stock options will generally have a term of 10 years plus one month. The option exercise price cannot be less than 100% of the fair market value of the Common Stock on the date of grant. "Fair Market Value" is, as of the grant date, the closing price per share of the Common Stock on any national stock exchange in the United States of America on which the Common Stock is then traded. Furthermore, the aggregate fair market value of the Common Stock (determined at date of grant) with respect to which incentive stock options granted under the 1996 Stock Option Plan, or all other plans of the Company or its subsidiaries, are first exercisable by an optionee in any one calendar year may not exceed $100,000. Payment for Common Stock issuable upon exercise of an option may be made in the form of cash, Common Stock at fair market value at date of payment, or any combination thereof.

  No option will be exercisable until the first anniversary of the date of grant, and unless otherwise determined by the Organization and Compensation Committee, each option (i) in the case of incentive stock options, will be then exercisable as to one-third of the total number of shares subject thereto, and exercisable as to an additional one-third of the original number granted on each of the two succeeding anniversaries, or (ii) in the case of nonstatutory options, will be then exercisable as to one-fifth of the total number of shares subject thereto, and exercisable as to an additional one-fifth of the original number granted on each of the four succeeding anniversaries. The right to purchase Common Stock with respect to options which become exercisable in installments is cumulative. Upon the retirement of any optionee at age 50 or older, the Organization and Compensation Committee may accelerate the dates at which remaining options may be exercised to the date of retirement. Notwithstanding that the grant of options is initially exercisable in installments, upon the death or total disability of any optionee, all options then held shall become immediately exercisable without regard to dates at which the installments are exercisable. Furthermore, after the first anniversary of the date of grant, the Organization and Compensation Committee may, in its sole discretion, accelerate the exercise dates of options held by an optionee whose employment with, or service as a director of, the Company is terminated, if such optionee is in good standing with the Company at the time of termination.

  An option may be exercised only if the optionee, since the date the option was granted and ending on the date that is three months before the date of such exercise, has continuously been an employee of the Company or an employee of any subsidiary thereof, except that in the event of death or permanent and total disability or, in the case of nonstatutory options only, upon retirement at age 50 or older, the three-month period shall be extended to twelve months. In the event that the employment of any optionee is terminated for cause, any option(s) still held by such person at such time shall automatically terminate. In the case of the death of an optionee, options may be exercised within the twelve months following such death by a person to whom the optionee's rights have passed by will or the laws of descent and distribution.

  In the event of the acquisition by any person or group (other than an employee benefit plan of the Company) of 20% or more of the outstanding Common Stock of the Company, a tender or exchange offer (other than by the Company or a subsidiary thereof), or any merger, consolidation, sale of assets, liquidation or reorganization as a result of which the Company will no longer be a publicly-owned corporation, all options granted pursuant to the 1996 Stock Option Plan will become immediately exercisable on the date of the relevant event.

  The Board of Directors may amend or terminate the 1996 Stock Option Plan as it deems advisable; provided that no amendment can materially increase the number of securities that may be issued or materially modify the eligibility requirements for participation without the affirmative vote of a majority of the shares of the Company's Common Stock present and voting at a stockholders' meeting at which a quorum is present. No options may be granted under the 1996 Stock Option Plan after the tenth anniversary of its adoption, but options that are outstanding on such date may be exercised subsequent to such date, in accordance with their terms.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND THE OPTIONEES

  Incentive Stock Options. Some of the options granted under the 1996 Stock Option Plan may constitute "Incentive Stock Options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Under present Federal tax regulations, there will be no Federal income tax consequences to either the Company or an optionee upon the grant of an ISO, nor will an optionee's exercise of an ISO result in Federal income tax consequences to the Company. Although an optionee will not realize ordinary income upon exercise of an ISO, the excess of the fair market value of the Common Stock acquired at the time of exercise over the option price may constitute an adjustment in computing alternative minimum taxable income under
Section 56 of the Code and, thus, may result in the imposition of the "alternative minimum tax" pursuant to Section 55 of the Code on the optionee. If an optionee does not dispose of Common Stock acquired through an ISO within one year of the ISO's date of exercise or within two years of the ISO's date of grant, any gain realized upon a subsequent disposition of Common Stock will constitute long-term capital gain to the optionee, and the Company will not be entitled to any Federal tax deduction. If an optionee disposes of the Common Stock within such one-year period, an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the option price or (ii) the actual gain realized upon such disposition will constitute ordinary income to the optionee in the year of the disposition. An additional gain upon such disposition will be taxed as short-term capital gain. The Company will receive a deduction in an amount equal to the amount constituting ordinary income to an optionee.

  Nonstatutory Options. Certain stock options which do not constitute ISOs ("nonstatutory options") may be granted under the 1996 Stock Option Plan. Under present Federal income tax regulations, there will be no Federal income tax consequences to either the Company or the optionee upon the grant of a nonstatutory option. However, the optionee will realize ordinary income upon the exercise of a nonstatutory option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the option price, and the Company will receive a corresponding deduction. The gain, if any, realized upon a subsequent disposition of such Common Stock will constitute short- or long-term capital gain, depending on the optionee's holding period.

  The Federal income tax consequences described in this section are based on laws and regulations in effect on August 31, 1996, and there is no assurances that the laws and regulations will not change in the future and affect the tax consequences of the matters discussed in this section.

MARKET PRICE OF THE COMPANY'S COMMON STOCK

  The average of the high and low market price of the Company's Common Stock as reported on the New York Stock Exchange for September 16, 1996 was $6.31 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company recommends a vote FOR the proposal to approve the InterTAN, Inc. 1996 Stock Option Plan. Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxy a contrary choice.

                             INDEPENDENT AUDITORS

  Price Waterhouse LLP has served as independent auditors of the Company for many years and is considered by management to be well qualified. The Board of Directors, upon the recommendation of the Audit Committee, plans to reappoint the firm of Price Waterhouse LLP as independent auditors for the Company's current fiscal year. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  From time to time, qualifying stockholders present proposals which may be proper items for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be duly submitted on a timely basis in accordance with the Company's Amended and Restated Bylaws and the rules and regulations of the Securities and Exchange Commission. Proposals for the 1997 Annual Meeting of Stockholders must be received by the Company no later than June 1, 1997. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company at 201 Main Street, Suite 1805, Fort Worth, Texas 76102.

                               OTHER INFORMATION

  As of the date of this Proxy Statement, management has no knowledge of any other business to be presented at the Annual Meeting; but if other business is properly brought before the meeting, the persons named in the enclosed form of proxy will vote according to their discretion.

  The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

                                          InterTAN, Inc.

Fort Worth, Texas
September 27, 1996

                               ----------------

  THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED JUNE 30, 1996, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO STOCKHOLDERS OF THE COMPANY CONTEMPORANEOUSLY WITH THE MAILING OF THIS PROXY STATEMENT. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                               ----------------

                                                                      EXHIBIT A

                                INTERTAN, INC.

                            1996 STOCK OPTION PLAN

SECTION 1. ESTABLISHMENT.

  InterTAN, Inc., a Delaware corporation ("Company"), hereby establishes a stock option plan, to be named the InterTAN, Inc. 1996 Stock Option Plan ("Plan"), for officers and key employees of the Company and its subsidiaries.

SECTION 2. PURPOSE.

  (a) The purpose of the Plan is to induce officers and key employees of the Company and its subsidiaries who are in a position to contribute materially to the prosperity thereof to remain with the Company or its subsidiaries, to offer them incentives and rewards in recognition of their contributions to the Company's success and to encourage them to continue to promote the best interests of the Company and its subsidiaries. The Plan will also aid the Company and its subsidiaries in competing with other enterprises for the services of new key personnel needed to ensure the continued development of the Company and its subsidiaries.

  (b) Options granted under the Plan shall be either Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Nonstatutory Stock Options; provided that no Incentive Stock Option shall be granted in excess of the calendar year limitations per optionee set forth in Section 6. Options granted to an optionee in excess of such calendar year limitations per optionee shall be Nonstatutory Stock Options.

SECTION 3. ADMINISTRATION.

  (a) The Plan shall be administered by a committee of the Board of Directors (the "Committee"), which shall be composed of at least two directors of the Company who are "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" within the meaning of Section 162(m) of the Code, as such Rule and Section, respectively, may be amended. The Committee is authorized to determine the individuals to receive options, the time when they shall receive them, the number of shares to be subject to each option, and the designation of any such option as an Incentive Stock Option or a Nonstatutory Stock Option. In making such determinations, the Committee may take into consideration the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Committee may deem relevant in accomplishing the purposes of the Plan.

  (b) The Committee shall have the authority to (i) exercise all of the powers granted to it under the Plan, (ii) construe, interpret and implement the Plan and any Stock Option Agreements executed pursuant to Section 14, (iii) prescribe, amend and rescind rules and regulations relating to the Plan, (iv) make all determinations necessary or advisable in administering the Plan, and
(v) correct any defect, supply any omission and reconcile any inconsistency in the Plan.

  (c) The determination of the Committee on all matters relating to the Plan or any Plan agreement shall be conclusive.

  (d) No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

  SECTION 4. TOTAL NUMBER OF SHARES TO BE OPTIONED.

  (a) The number of shares of common stock, par value $1.00 per share ("Common Stock"), that the Company may issue upon exercise of options granted under the Plan shall not exceed one million five hundred thousand (1,500,000) shares (subject to adjustments as provided in Section 11 hereof). The shares issued under the Plan may be either issued shares reacquired by the Company at any time or authorized but unissued shares, as the Board of Directors from time to time may determine.

  (b) In the event that any outstanding options under the Plan expire or are terminated for any reason, the shares of Common Stock allocable to the unexercised portion of all of such options may again be subject to the grant of options under the Plan.

SECTION 5. ELIGIBILITY.

  (a) Options shall be granted only to officers and key employees of the Company or its subsidiaries.

  (b) No director of the Company who is not also an employee of the Company or one of its subsidiaries will be eligible for grant of any options.

SECTION 6. LIMITATION ON INCENTIVE STOCK OPTIONS.

  (a) The aggregate fair market value of Common Stock (determined as of the time the option is granted) with respect to which Incentive Stock Options are exercisable for the first time by any optionee in any one calendar year, under all plans of the Company and its subsidiaries, shall not exceed $100,000.

  (b) Fair Market Value means, on any date, the closing price per share of the Common Stock on any national stock exchange in the United States of America on which such Common Stock is traded on such date, or if no sale of the Company's Common Stock shall have been made on that day, the preceding day on which there was a sale of such Common Stock.

  (c) The Company intends that Incentive Stock Options granted under the Plan will qualify as "incentive stock options" within the meaning of Section 422 of the Code.

  (d) Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiary corporations, within the meaning of Sections 424(e) and 424(f) of the Code). Whether a person is a Ten Percent Owner will be determined with respect to each option based on the facts existing immediately prior to the grant date of such option.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

  Each option granted under the Plan shall be evidenced by a Stock Option Agreement in such form consistent with the Plan as the Committee shall determine; provided that such Stock Option Agreement clearly and separately identifies Nonstatutory Stock Options and Incentive Stock Options and that the substance of the following terms and conditions be included therein:

    (a) Option Price. The price at which each share of Common Stock covered by such option may be purchased shall be determined by the Committee and shall be no less than one hundred percent (100%) of the fair market value of the Common Stock on the date the option is granted, or less than 110% of the fair market value of the Common Stock on the date the option is granted if such optionee is a "Ten Percent Owner". Fair market value shall be determined as provided in Section 6(b). The term "Ten Percent Owner" shall have the meaning set forth in Section 6(d).

    (b) Transferability of Options.

    (i) Incentive Stock Options. Incentive Stock Options may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee or by the optionee's legally authorized representative, and each Stock Option Agreement in respect of an Incentive Stock Option shall so provide. The designation by an optionee of a beneficiary will not constitute a transfer of the option.

    (ii) Nonstatutory Stock Options. With respect to Nonstatutory Stock Options granted hereunder, the Committee may, in its sole discretion, provide in any Stock Option Agreement (or in an amendment to any existing Stock Option Agreement) such provisions regarding transferability of the Nonstatutory Stock Options as the Committee, in its sole discretion, deems appropriate.

    (c) Exercise of Option. The option and any right related thereto, if exercised by the optionee, may be exercised (subject, however, to time provisions of Section 9) only if the optionee has been an employee of the Company or an employee of any subsidiary thereof at all times during the period beginning with the date of the granting of the option and ending on the day three (3) months before the date of such exercise; provided, however, that in the case of an optionee who becomes permanently and totally disabled or, in the case of Nonstatutory Stock Options only, upon retirement at age 50 years or older, the three (3) months shall be extended to twelve (12) months. Options granted to an employee under the Plan shall not be affected in any manner by any change of duties, position or status of employment of the optionee, so long as the optionee continues to be an employee of the Company or an employee of a subsidiary. Except in the case of the death or disability of an optionee or as otherwise provided in
  Section 9(a), only those options exercisable at the date the optionee's employment is terminated may be exercised during the period following such termination, whether such termination is by retirement or otherwise.

    (d) Term of Options. An Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date the option was granted, or if the optionee is a Ten Percent Owner, not later than the fifth anniversary of the date of grant. A Nonstatutory Stock Option shall not be exercisable after the expiration of ten (10) years and one (1) month after the date the option was granted.

    (e) Death of Optionee. In the event of the death of an optionee while the optionee is in the employ of the Company or any subsidiary thereof, the outstanding options then held by such person and any rights related thereto shall be exercisable only within the twelve (12) month period following such death, and then only by the executor or administrator of the optionee's estate or by the person or persons to whom the optionee's rights under the option shall pass by the optionee's will or the laws of descent and distribution; provided that in no event shall an Incentive Stock Option be exercisable more than ten (10) years, or a Nonstatutory Stock Option more than ten (10) years and one (1) month, after the date it was granted.

    (f) In the event that any optionee shall be dismissed from the employ of the Company or any of its subsidiaries for any reason which in the opinion of the Committee shall constitute good cause for dismissal, any option still held by such person at such time shall automatically terminate. The decision of the Committee in so acting as to what shall constitute good cause for dismissal shall be final and binding upon all concerned.

SECTION 8. EMPLOYMENT AT WILL.

  Nothing contained in the Plan, or in any option granted pursuant to the Plan, or in any agreement made pursuant to the provisions of this Section 8, shall confer upon any optionee any right with respect to continuance of employment by the Company or its subsidiaries, nor interfere in any way with the right of the Company or its subsidiaries to terminate the optionee's employment at will or change the optionee's compensation at any time.

SECTION 9. EXERCISE OF OPTIONS; PURCHASE OF SHARES.

  (a) No option shall be exercisable until the expiration of one year from date of grant and, unless otherwise determined by the Committee, shall (i) in the case of Incentive Stock Options, be then exercisable as to 33 1/3% of the total number of shares subject thereto, and exercisable as to an additional 33 1/3% of the original number granted on each of the two succeeding anniversaries and (ii) in the case of Nonstatutory Stock Options, be then exercisable as to 20% of the total number of shares subject thereto, and exercisable as to an additional 20% of the original number granted on each of the four succeeding anniversaries; provided that after the first anniversary of the date of grant, the Committee may, in its sole discretion, accelerate the exercise dates of options held by an optionee whose employment with the Company is terminated, if such optionee is in good standing with the Company at the time of termination notwithstanding the last sentence of Section 7(c) above. The right to purchase shares with respect to options which become exercisable in installments shall be cumulative. Notwithstanding the grant of options initially exercisable in installments, upon the death or total disability of any optionee, all options then held shall become immediately exercisable without regard to dates at which the installments are exercisable, and upon the retirement of any optionee at age 50 or older the Committee may in its discretion accelerate the dates at which remaining installments of options may be exercised on the date of retirement.

  (b) An option shall be exercisable for the purchase of shares only upon payment to the Company of the full purchase price of the shares with respect to which the option is exercised as provided elsewhere herein; provided that the Company shall not be required to issue or deliver any certificates for shares of stock purchased upon the exercise of an option prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, and
(ii) the completion of any registration or other qualification of such shares under any state or federal law or ruling or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable and, in addition, if the issuance of shares upon exercise of options shall not then be registered under the Securities Act of 1933, as amended, the Company may, upon exercise of an option, require the holder thereof (or a purchaser acting under Section 7(e) hereof) to represent in writing that he is acquiring the shares for investment and not with a view to distribution thereof, and may mark the certificate(s) for the shares with a legend restricting transfer and may issue stop transfer orders relating to such certificate to the Company's transfer agent.

  (c) Payment for the shares shall be either in United States dollars, payable in cash or by check, or by surrender of stock certificates representing Common Stock having an aggregate fair market value, determined as of the date of exercise, equal to the number of shares with respect to which such option is exercised multiplied by the option price per share, or a combination of cash and Common Stock; provided that the Committee may in the Stock Option Agreements impose whatever restrictions it deems necessary or advisable, including Committee approval prior to any Reporting Optionee surrendering stock certificates to pay for an option exercise (or to satisfy any tax withholding liability). For purposes of this Section, the term "Reporting Optionee" shall mean any optionee who is subject to the reporting requirements of Section 16 of the Exchange Act. All such payments shall be accompanied by a written request for the shares to be purchased. An option shall be deemed exercised on the date such payment and written request are received by the Secretary of the Company.

SECTION 10. ACCELERATION OF EXERCISABILITY; CHANGE OF CONTROL.

  (a) Notwithstanding anything in the Plan or in the Stock Option Agreement evidencing any option to the contrary, in the event a Change of Control occurs, then each option shall become immediately exercisable for the purchase of the full number of shares subject to such option on the date of the occurrence of such Change of Control.

  (b) "Change of Control" shall mean the occurrence of any of the following events:

    (i) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Exchange Act, other than (i) any person meeting the requirements of clauses (i) and (ii) of Rule 13d--1(b)(1) or its successors promulgated under the Exchange Act, or (ii) any employee benefit plan sponsored by the Company, becomes the "beneficial owner" (as such term is used in Section 13 of the Exchange Act) of twenty percent (20%) or more of the outstanding shares of the Common Stock entitled to vote for the election of directors;

    (ii) any shares of any class of the Company's capital stock are purchased pursuant to a tender or exchange offer (other than an offer by the Company or a subsidiary); or

    (iii) the approval by the requisite vote of the Company's stockholders of any merger, consolidation, sale of assets, liquidation or reorganization as a result of which the Company will not survive as a publicly-owned corporation.

SECTION 11. CHANGE IN STOCK, ADJUSTMENTS, ETC.

  (a) In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split up, combination of shares, or a dividend payable in Common Stock, the number and kind of shares for the purchase of which options may be granted under the Plan shall be automatically adjusted to reflect the change. In addition, there shall be an appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that the optionee's proportionate interest shall be maintained as before the occurrence of such event, and such adjustment of outstanding options shall be made without change of the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share; provided that each such adjustment in the number and kind of shares subject to outstanding Incentive Stock Options, including any adjustment in the option price, shall be made in such manner as not to constitute a modification as defined in Section 424 of the Code. The determination of any adjustment by the Board of Directors or the Committee shall be conclusive.

  (b) The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 12. DURATION, AMENDMENT AND TERMINATION.

  (a) The Board of Directors of the Company may at any time terminate the Plan or make such amendments thereof as it shall deem advisable and in the best interests of the Company, without further action on the part of the stockholders of the Company; provided that no such termination or amendment shall, without the consent of the individual to whom any option shall theretofore have been granted, affect or impair the rights of such individual under such option, and provided further, that unless the stockholders of the Company by the affirmative vote of a majority of the shares of the Company present and voting at a meeting of stockholders at which a quorum is present shall have first approved thereof, no amendment of this Plan shall be made whereby:

    (i) the total number of securities which may be issued under the Plan shall be materially increased, except by operation of the adjustment provisions of Section 11 hereof; or

    (ii) the eligibility requirements for participation in the Plan shall be materially modified.

  (b) No options shall be granted under the Plan after the 10th anniversary of the date of its adoption, but options granted prior to or as of such date may extend beyond such date in accordance with the provisions hereof.

SECTION 13. EFFECTIVENESS OF PLAN.

  The Plan shall be deemed adopted and become effective upon the approval thereof by the Board of Directors of the Company; provided that, notwithstanding any other provision of the Plan, no Incentive Stock Option granted hereunder shall be exercisable unless the Plan is approved by the affirmative vote of a majority of the shares of the Company present and voting at a meeting of stockholders at which a quorum is present within one (1) year after its adoption by the Board of Directors.

SECTION 14. DATE OF GRANTING OPTIONS.

  The granting of an option pursuant to the Plan shall take place on any date the Committee decides to grant the option. Thereafter, the Company shall notify the optionee of the grant of the option and submit to the optionee a Stock Option Agreement duly executed by and on behalf of the Company, with the request that the optionee execute and return the agreement within ninety (90) days thereafter. If the optionee shall fail to return the executed Stock Option Agreement within such ninety (90) day period, such person's option shall be automatically terminated.

SECTION 15. APPLICATION OF FUNDS.

  The proceeds received by the Company from the sale of Common Stock upon the exercise of options granted under the Plan shall be added to the general funds of the Company and used for its corporate purposes as the Board of Directors shall determine.

SECTION 16. NO OBLIGATION TO EXERCISE OPTION.

  Granting of an option shall impose no obligation on the optionee to exercise such option.

INTERTAN, INC./PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERTAN, INC.
  The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints John A. Capstick, Clark A. Johnson and W. Darcy McKeough, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote in person or by proxy all the shares of common stock of InterTAN, Inc. held of record by the undersigned on September 16, 1996 and which the undersigned is entitled to vote on all matters which may come before the 1996 Annual Meeting of Stockholders of InterTAN, Inc. at Fort Worth, Texas on November 12, 1996 and any adjournments or postponements thereof, as indicated on this proxy. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on any matters which the Board of Directors did not know would be presented at the meeting, and are further authorized to vote on other matters which may properly come before the meeting and any adjournments or postponements thereof. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" ITEM 1 AND ITEM 2.

                                 Please sign exactly as your name(s) appear(s) on this Proxy. Joint owners should each sign. If signing for a corporation or partnership, or as agent, attorney, fiduciary, or similar capacity, please indicate your full title as such.
                                 ----------------------------------------------
                                 ----------------------------------------------
                                 Signature(s)                              Date

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

INTERTAN, INC./PROXY

              TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS'
              RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE --
                         NO BOXES NEED TO BE CHECKED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN ITEM 1 AND FOR THE PROPOSAL SET FORTH IN ITEM 2. Please mark your votes as in this example. [ X ]

ITEM 1. Election of Directors                [ ] FOR all nominees      [ ] WITHHOLD VOTE       [ ] WITHHOLD VOTE
     Nominees for Class I Directors:                                   as to all nominees          only as to:
      JAMES T. NICHOLS
      CLARK A. JOHNSON                                                                          -----------------

ITEM 2. Approval of InterTAN, Inc.           [ ] FOR                   [ ] AGAINST             [ ] ABSTAIN
     1996 Stock Option Plan
